Exhibit 99.1

News Release For Immediate Release

Catasys Announces Expansion of Debt Financing Agreement to $15 Million; Proceeds to be Utilized to Support Accelerating Growth

Los Angeles, CA – March 14, 2019 – Catasys, Inc. (NASDAQ: CATS), a leading AI and technology-enabled healthcare company, announced today that it has entered into an amendment and expansion of its previously announced financing of a receivable facility agreement and term loan (see: Catasys Attracts $10 Million in Debt Financing to Support Accelerating Growth - June 14, 2018).

The Company entered into a $15 million financing with Horizon Technology Finance Corporation (“Horizon”) (NASDAQ: HRZN), which includes initial term loans in the amount of $7.5 million previously funded under the original Loan Agreement entered into June 2018 and an additional up to $7.5 million loan in three revolving tranches of $2.5 million.

The initial interest rate on the term loan is 9.75% and will float with Libor when north of 2% (currently 2.49%). The initial blended interest rate on the financing is approximately 10.24%.

Catasys intends to use the proceeds to support its growth strategy, including investments in new technology platforms, and to provide excess capital. The Company also has access to the previously announced receivable facility agreement of $2.5 million with Heritage Bank of Commerce.

Management Comments

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “This amended financing provides greater financial flexibility to implement all of Catasys’ growth initiatives without any dilution to existing shareholders. We have been pleased with our partnership with Horizon, which is focused on financing high growth companies in the technology and healthcare space. We were pleased to expand our financing terms following their extensive due diligence on Catasys’ recent expansions of its partnerships with healthcare plans, as well as visibility into our 2019 business model. We believe that the Company’s capital-light model allows for the use of debt financing upon favorable terms for Catasys and its shareholders. We expect that this provides sufficient runway to drive the accelerating expansion in our business and technological advancements in the coming months. We further believe that any capital requirements from possible launches of new plan partners and expansions from existing partners not contemplated in our 2019 business may be funded by additional debt capital availability. Our 2019 model is generally based on the business that we have in hand, and not on possible or unanticipated launches and expansions that may occur throughout the year.”

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human intervention, to deliver improved member health and cost savings to health plans through integrated technology enabled treatment solutions. It is our mission to provide access to affordable and effective care, thereby improving health and reducing cost of care for people who suffer from the medical consequences of behavioral health conditions; helping these people and their families achieve and maintain better lives.

Catasys, Inc.	Page 2
March 14, 2019

Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven engagement technologies.

OnTrak integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient solution. The program is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is available to members of several leading health plans in California, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, Nebraska, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Catasys, Inc.
Ariel Davis, 310-444-4346